Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attn:	Filing Desk

Gentlemen:

By means of this letter, I authorize Ronald W. Guire and Donald E. Robles, or either of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of Exar Corporation (the "Company"). Either such individual is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed them myself.

This authorization shall remain in effect until revoked in writing by me.

Very truly yours,

Signed:		Roubik Gregorian

Typed Name:	Roubik Gregorian

Date Signed:		April 5, 1996